UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 13, 2011

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)	On May 13, 2011, Mendy Marsh, the Company’s Vice President, Chief Financial Officer and Treasurer, notified the Company that she will resign from all positions with the Company, effective immediately. Ms. Marsh’s resignation was not a result of any disagreement with the Company’s operations, policies or practices.

(c)	On May 17, 2011, the Company announced that Randall Hawkins had been elected as Vice President, Chief Financial Officer and Treasurer of the Company, effective as of May 16, 2011. Mr. Hawkins has over twenty years of management in accounting, budgeting, board presentations, cash management, financing, investments, mergers & acquisitions, internal controls, information systems management and strategic planning.

Prior to joining the GlobalSCAPE team, Mr. Hawkins was vice president of finance with Keystone Directories LLC, a capital investment firm portfolio company. Previously, Hawkins served as CFO of Homann Tire, Ltd. from April 2005 through August 2007 and as CFO of Programming Concepts Inc. from August 2001 through April 2005. He served previously as international finance officer for Cooper Industries, Inc. (NYSE CBBE), a Fortune 100 multinational manufacturing conglomerate. He began his career in public accounting in 1987 with Ernst and Young as a Tax Consultant and later worked as a Senior Business Systems Consultant with Arthur Andersen & Company before joining Cooper Industries.

Mr. Hawkins graduated from Baylor University with BBA and MBA degrees in Accounting and Information Systems Management. He is a Certified Public Accountant (CPA) in the State of Texas and held a Certified Management Accountant (CMA) designation.

(e)	The Board of Directors has also voted to grant options to purchase 150,000 shares of the Company’s common stock to Mr. Hawkins at an exercise price equal to the closing price of the Company’s common stock on the NYSE Amex on May 16, 2011, pursuant to the Company’s 2010 Employee Long-Term Equity Incentive Plan. The options vest 33% on each of the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Notwithstanding the foregoing, the options become fully vested and exercisable upon certain change in control events. The options expire on the day before the 10th anniversary of the date of grant. Mr. Hawkins may exercise the options by giving written notice to the Company and paying the purchase price prescribed for the shares to be acquired pursuant to the exercise. Payment of the purchase price for any shares purchased pursuant to the options must be made in accordance with the provisions of the 2010 Employee Long-Term Equity Incentive Plan. The options may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, and, during Mr. Hawkins’ lifetime, may be exercised only by Mr. Hawkins or his legally authorized representative.

The Board also set Mr. Hawkins’s annual salary at $140,000 and established a bonus plan for Mr. Hawkins under which Mr. Hawkins is eligible for an annual bonus of up to 35% of his base salary which is tied to specific objectives defined by the Company.

Mr. Hawkins and the Company also entered into an Employment Agreement on the form that the Company has utilized for all of its executive officers at the vice president level and above. Each Employment Agreement provides that the Employee’s base salary and other compensation will be set by the Board of Directors, in its sole discretion, and that prior to a Change of Control, the employment is “at will”. A Change of Control occurs under the Employment Agreements when (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, (b) any person or group shall make a tender offer or an exchange offer for 50% or more of the combined voting power of the Company’s then outstanding securities, (c) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the board, (d) the Company shall consolidate, merge or exchange securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes, or (e) any person or group acquires 50% or more of the Company’s assets. Each Employment Agreement provides that if the Employee’s employment with the Company terminates under certain circumstances within one (1) year following a Change of Control or if, following the Change of Control, the Employment Agreement is extended for one (1) year renewal terms, upon termination of the Employee the Company shall pay the Employee an amount equal to the remainder of the Employee’s base salary in effect at the date of termination for the remainder of the then current term.

The description of the material terms of the Employment Agreement is qualified by reference to the form of Employment Agreement which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Employment Agreement (previously filed as Exhibit 10.1 to the Company’s Current report on Form 8-K filed with the commission on January 7, 2008).

99.1	Press Release dated May 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ James R. Morris
James R. Morris, President and Chief Executive Officer

Dated: May 17, 2011